Exhibit 10.9

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) dated as of august 10, 2020. (the “Effective Date”), is being entered into by the SOUTH JERSEY TRANSPORTATION AUTHORITY, (“SJTA”), and Global Crossing Airline (“Global”), (collectively “Parties”).

WITNESSETH:

WHEREAS, SJTA was established and created pursuant to the South Jersey Transportation Act, N.J.S.A. 27:25-1 et. seq. (the “Act”); and

WHEREAS, pursuant to Section 24 of the Act SJTA has become the successor of the New Jersey Expressway Authority and has become the owner and operator of the Atlantic City International Airport, (the “Airport”), pursuant to N.J S.A. 27:25 A24; and

WHEREAS, the Airport includes real property owned by SJTA that is identified as developable property in the Federal Aviation Administration (“FAA”) approved Master Plan; and

WHEREAS, pursuant to Section 7(n) of the Act, SJTA has the power to grant by franchise, lease or otherwise, the use of any project, facility or property owned and controlled by SJTA to any person for the consideration and for the period or periods of time and upon terms and conditions as are agreed upon, including but not limited to, the condition that the Global may construct or provide any buildings or structures for the project facility or property or portions thereof; and

WHEREAS, Global is a C corporation with its principal place of business located at Building 5A, 4200 NW 36th Street, Miami International Airport, Miami Florida, 33166; and

WHEREAS, Global proposes the development of a new hangar and associated support facilities on property owned by SJTA at the Airport that is a developable project.; and

WHEREAS, by Resolution 2020-91, the SJTA Board of Commissioners approved the proposed project and authorized SJTA to negotiate and enter into a lease for the project; and

WHEREAS, the Parties wish to execute this Lease in order to set forth the rights, duties and obligations of the Parties to each other for the project.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

SECTION 1 – DEFINITIONS

1.01. Singular terms in this Lease shall include the plural and plural terms shall include the singular.

1.02. The terms “herein,” “hereof and “hereunder,” and other words of similar import in the Lease, refer to this Lease as a whole and not to any particular section or other subdivision.

1.03. The term “person” in this Lease shall include any individual, corporation, partnership, joint venture, association, trust, incorporated organization in any government, or any agency or political subdivision hereof.

1.04. The following terms set forth in this Lease shall have the meanings set forth below:

(a) “Act” – shall mean the South Jersey Transportation Act, N.J.S.A. 27:25-1 et. seq.

(b) “Airport” – shall mean the Atlantic City International Airport which is located in Egg Harbor, Hamilton and Galloway Townships in Atlantic County, New Jersey.

(c) “Airport Minimum Standards” shall mean the minimum standards for commercial aeronautical activity at the Airport approved by Resolution 2010-73 and as maybe amended by SJTA from time to time.

(d) “Airport Security Plan” – shall mean the Transportation Security Administration approved the Airport Security Plan for the Airport in accordance with Title 49 Part 1542.

(e) “SJTA” – shall mean the South Jersey Transportation Authority, a body corporate and politic, created pursuant to N.J.S.A. 27:25A-1 et seq.

(f) “Global” – shall mean Global Crossing Airline.

(g) “Effective Date” – shall mean the date set forth in the first paragraph of this Lease.

(h) “Escrow Funds” – shall be as stated in Section 7.07 herein.

(i) “FAA” – shall mean the Federal Aviation Administration.

(j) “General Aviation Ramp” – shall mean the existing general aviation aircraft parking and maneuvering area adjacent to the general aviation hangars.

(k) “Improvements” – shall mean the hangar and related improvements to be constructed on the Leased Premises.

(1) “Lease” – shall mean this Lease dated as of              2020, between SJTA and Global, as may from time to time be supplemented, modified or amended.

(m) “Leased Premises” – shall mean the real property described in Exhibit A attached to this Lease and the Improvements constructed on such real property.

(n) “Parties” – shall mean SJTA and Global.

(o) “Project” – shall mean the project described in Section 2.01 of the Lease.

(p) “Rent Commencement Date” – is the date lease payments begin which shall be at the completion of the construction of the hanger or April 1, 2021 whichever occurs first.

(q) “The Firm” – shall mean TBI Airport Management, its successors and assigns which manage the operations of the Airport.

SECTION 2. DESCRIPTION OF THE PROJECT

2.01. The Project is the construction and operation of a permanent aircraft hangar and if space is available, employee parking to be located on the real property described in Exhibit A and incorporated herein. The Project is subject to an Atlantic City International Airport Airline-Airport Use and Lease Agreement incorporated herein by reference.

SECTION 3. LEASE

3.01 SJTA hereby leases the Leased Premises to Global, and Global hereby rents and accepts Leased Premises from SJTA upon and subject to the terms, conditions, covenants and provisions of this Lease.

3.02 The Leased Premises are leased “as is” in all respects, including, without limitation, physical condition, environmental condition and status with respect to Laws or governmental approvals. It is the explicit understanding of Global and SJTA that SJTA has not and does not direct or indirectly, whether through its principals, agents, employees, or any other person or entity, make any representation or warranty whatsoever, expressed or implied, with respect to the Leased Premises. Without limiting the provisions of the foregoing, it is specifically understood that no representations or warranties have been made with respect to the physical condition or the environmental condition of the Leased Premises, the status and/or existence of land use approvals or any other governmental approvals, or the potential for profitability or the development potential of the Leased Premises. SJTA expressly disclaims and negates any express or implied warranties. Global agrees to accept the Lease Premises “as is/where is” with all of its faults.

SECTION 4. TERM

4.01 The initial lease term for the Leased Premises shall be thirty (30) years and shall commence on the Effective Date and shall end at 11:59 P.M on the date that is the day before the thirtieth (20th) anniversary of the Effective Date (“Lease Term”).

4.02 Provided that this Lease is not otherwise in default (at the time of the exercise of the option) Global shall have the option to renew the Lease for the Leased Premises for a single ten (10) year renewal term pursuant to the same terms and conditions as applicable to the initial term. For the ten (10) year renewal period, Global shall provide written notice to SJTA of not less than one (1) year, nor more than five (5) years prior to the expiration date of the initial term of its exercise of the renewal option. Once exercised, the exercise of the option for the renewal term shall be irrevocable. In the event Global does not provide written notice of the exercise of its option for the renewal term within the time period required by this section, Global shall be deemed to have waived its right to exercise its option for the renewal term. The lease term for the Leased Premises may be further extended by the mutual agreement of the Parties on such terms as are mutually agreed to by the Parties in a written fully executed agreement.

SECTION 5. GENERAL RIGHTS AND PRIVILEGES

5.01 Global shall enjoy the following general nonexclusive rights at the Airport, subject to the conditions provided in this Lease:

(a) The use, in common with other duly-authorized users, of the common areas (as the same now exist or may hereafter be extended) of the Airport, consisting of roadways, runways, taxiways, all aids of air navigation for the Airport and all public areas of the Airport.

(b) The right of ingress to and egress from the Leased Premises over existing Airport roadways, including the use of the service road and common use roadways or other service roads hereafter existing sufficient in size and capacity for such purpose.

(c) The right to install and operate appropriate identifying signs on the Leased Premises provided that plans for the type, size, design, color, fabrication, location and operation of such signs shall have been submitted to and approved in writing by SJTA prior to installation, which approval shall not be unreasonably withheld or delayed.

(d) The non-exclusive right to use the General Aviation Ramp with other aeronautical users

5.02 The rights granted in this Section shall be subject to applicable law and the applicable rules and regulations of SJTA including but not limited to the Airport Security Plan and Airport Minimum Standards, all as may be amended from time to time.

SECTION 6. USE OF LEASED PREMISES

6.01 The Leased Premises shall only be used for the following purposes only and for no other purposes:

(a) The construction and operation of an airline maintenance hangar;

(b) The storage, maintenance, servicing and repair of aircraft, aircraft assemblies, aircraft accessories and aircraft radio and electronic equipment and any component parts thereof;

(c) The leasing and chartering of aircraft;

(d) The parking of automobiles and other vehicles operated by officers, employees, invitees and business visitors of Global;

(e) The parking of aircraft;

(f) The sale of new and used aircraft;

(g) The sale of aircraft parts, navigation equipment and new and used radio and electronic equipment;

(h) The conduct of flight instruction in accordance with F.A.R. Part 61 and/or F.A.R. Part 91; and

(i) Business and operations offices in connection with purposes authorized hereunder.

(j) Incidental non-aeronautical uses which do not interfere with aeronautical uses if approved in advance which approval may be withheld in the sole discretion of SJTA.

6.02 The General Aviation Ramp may only be used by Global’s customers for aeronautical services.

SECTION 7. RENT, ESCROW AND SECURITY DEPOSIT

7.01 The Rent Commencement Date shall be upon completion of the construction of the hanger or April 1, 2021 whichever occurs first. Global shall pay annual rent for the Leased Premises commencing on the Rent Commencement Date. The annual rent for the Leased Premises for the first three years of the lease term shall be Twenty-Six Thousand, Two Hundred Fifty Dollars ($26,250.00) per year which is calculated as follows: 52,500 square feet of leased area x $.50 per square foot of leased area = annual rent. The annual rent shall be recalculated on the third (3rd) anniversary of the Rent Commencement Date and every three (3) years thereafter (including the renewal term if the renewal option is exercised) by applying the following formula: annual rent from previous three (3) year period x the percentage that the CPI-U for the Philadelphia-Wilmington-Atlantic City area increased between the date that is thirty-seven (37) months prior to the start of the new three (3) year period and the date that is one month prior to the start of the new three year period = annual rent for new three (3) year period. Notwithstanding the above if the CPI-U for the Philadelphia-Wilmington-Atlantic City area decreases during any applicable three (3) year period, the annual rent for the new three (3) year period shall be the same as the previous three (3) year period. It is the intent of the Parties that annual rent will only increase or stay the same for each three (3) year period and will never decrease.

7.02 The annual rent required by Section 7.01 shall be paid in equal monthly installments payable in advance on the first day of each calendar month during the Lease Term. Rent due for any partial month shall be pro-rated.

7.03 All rent payments shall be paid to the address below or such different address as noticed by SJTA during the term of the Lease:

SJTA

PO Box 781706

Philadelphia, PA 19178-1706

7.04 If any rent payment is not received by SJTA on or before tenth (10th) day of the calendar month, Global shall pay SJTA a service charge/late fee equal to five (5%) percent of the delinquent rent payment and shall pay per diem interest on the overdue rent payment at the then prevailing prime rate until the overdue payment is made.

7.05 The rent and additional payments payable hereunder by Global shall be paid without notice or demand, and without set-off, counterclaim, abatement, suspension, deduction or defense, deferment or diminution of any kind except as otherwise specifically provided herein.

7.06 Upon the execution of this Lease, Global shall pay a security deposit of Four Thousand, Three Hundred and Seventy- Five ($4,375.00) dollars. The security deposit shall be held by SJTA in a separate noninterest bearing account maintained by SJTA. The security deposit shall be returned to Global within thirty (30) days after the date that the Lease is terminated. The security deposit may be applied by SJTA to any damages or payments owed by Global to SJTA or under this Lease as of the time of Lease termination.

7.07 Upon the execution of this Lease, Global shall pay fifteen thousand ($15,000) dollars into a non-interest bearing escrow account (“Escrow Funds”) held by the SJTA as security for the land. Upon completion of construction of the hanger, the Escrow Funds shall be credited towards the annual rent due. In the event the hanger is not completed or upon default of Global as stated in this Lease, the Escrow Funds shall be forfeited and become the property of the SJTA

7.08 Global shall pay to SJTA as additional rent any and all damages, costs, attorney’s fees and expenses which SJTA may suffer or incur by reason of any default of Global or failure by Global to comply with the terms and covenants of this Lease.

7.09 Notwithstanding any other provision of this Lease, in the event Global subleases all or part of the Leased Premises with the written consent of SJTA, Global shall remain liable for all rents, additional rents and terms and conditions of the Lease. An approved sublease by SJTA does not constitute a waiver of any of Global’s obligations in this Lease.

SECTION 8. CONSTRUCTION OF IMPROVEMENTS

8.01 Global agrees, at its sole cost and expense to design, finance and construct or cause to be constructed the Improvements on the Leased Premises. The construction of the improvements shall be performed in a good and workmanlike manner and in compliance with all applicable laws. Global shall use due diligence to complete the Improvements in a commercially reasonable amount of time.

8.02 Global agrees, at its sole cost and expense, to design, finance, construct or cause to be constructed, both on and off the Leased Premises those improvements necessary for the construction and operation of the Improvements including, but not limited to, all roadways, utilities, facilities and site improvements. This obligation includes connecting all utilities to existing utilities, wherever located, and upgrading, or future repairs, replacements or relocation necessary thereto. All utility lines and facilities shall be underground unless otherwise stated. Global agrees, at its sole cost and expense, immediately after the installation of each utility, facility or site improvement, both on and/or off the Leased Premises, to restore the area to substantially its prior condition, including without limitation replacement of grass by sod or repaving.

8.03 No planning, construction or substantial change of any portion of the Improvements shall commence until the plans and specifications for the Improvements have been received and approved in writing by SJTA and all applicable governmental entities. Any substantial deviation from the approved plans and specifications in the course of constructing the Improvements, or the subsequent alteration or expansion of the Improvements or any portion thereof, shall require the prior written approval of SJTA.

8.04 SJTA’s approval of the plans and specifications for the Improvements shall not constitute any opinion or agreement by SJTA that the Improvements are structurally sufficient or that the plans and specifications are in compliance with applicable law and such approval shall not impose any present or future liability on SJTA.

8.05 Unless otherwise provided herein, the Improvements shall be constructed without cost or expense to SJTA in compliance with the requirements of all applicable laws regarding the construction, use or operation of the Improvements. Global, at its own cost and expense, shall apply for and prosecute with diligence all necessary permits, approvals and licenses required for the construction, use and operation of the Improvements including all land use approvals. Global shall be responsible for all costs to obtain required permits, approvals and licenses including, but not limited to, application fees, expert reports and appearances, applicable studies, surveys, drawings, exhibits, reports, summaries, test results, and attorney fees. SJTA, without cost or expense to SJTA shall cooperate with Global in obtaining all permits, approvals and authorizations necessary from time to time for the performance of any construction, alteration or other work required to be performed by or at the direction of Global under the Lease. Additionally, Global shall be solely responsible for all demolition and removal of the improvements presently located on the Leased Premises if any. All engineering costs and feasibility studies including but not limited to test borings, topography studies and traffic evaluations, shall be at Global’s expense.

8.06 The construction of the Improvements shall be deemed a prevailing wage project pursuant to the New Jersey Prevailing Wage Act and Global shall construct the Improvements in compliance with such Act. All contractors and subcontractors who perform work on the Improvements shall be fully insured, possess a New Jersey Business Registration Certificate and a current New Jersey Public Works Contactors Registration. Any work performed on the Improvements shall be paid in accordance with the current prevailing wage rates for the services to be rendered.

8.07 Global and its contractors and subcontractors shall indemnify and hold harmless SJTA and The Firm from all costs and expenses of the construction, use or operation of the Improvements and shall name the SJTA and The Firm as additional insureds on all insurance policies. The provisions of this Section 8.07 shall survive any termination of this Lease.

8.08 Global, at all times shall keep the Leased Premises and Improvements free from any and all liens arising out of any work performed, materials furnished, or obligations incurred by or for Global. Global further agrees to bond against or discharge any mechanics’ or materialmen’s lien within thirty (30) days after the filing or recording of any such lien. Global shall reimburse SJTA for any and all costs and expenses including attorney fees and costs which may be incurred by SJTA by reason of the filing of any such liens and/or the removal of same, such reimbursement to be made within thirty (30) days after SJTA has given Global a statement setting forth the amount of such costs and expenses. The obligation of this Section 8.08 shall survive any termination of this Lease.

8.09 Prior to commencement of construction of the Improvements Global without cost to SJTA shall obtain from each general contractor who is retained to construct the Improvements a performance bond and a labor and material payment bond issued by a surety company licensed to do business in the State of New Jersey, guaranteeing the completion of the Improvements and payment of all costs therefor and incident thereto, which bond shall name SJTA as an additional obligee. Certificates or true copies of all bond or policies shall be delivered to SJTA prior to the commencement of any construction.

8.10 Within thirty (30) days following the completion of the Improvements, Global shall deliver to SJTA two (2) copies of an accurate “as-built” survey of the Leased Premises certified to SJTA by a duly New Jersey licensed engineer or surveyor, together with two (2) sets of “as-built” plans of the Improvements, including without limitation, architectural, mechanical, plumbing and electrical plans of the Improvements.

8.11 During the term of this Lease, any leasehold mortgage or other financing secured by a lien on Global’s leasehold interest shall require the prior written approval of SJTA and shall be void without such approval. Notwithstanding the above, SJTA shall have the right to object to any such mortgage or lien if all of the proceeds of the loan that is secured by the mortgage or lien are not used for the construction of the Improvements. As to the lien of any lender permitted under this

Section, in all cases SJTA shall have sole discretion as to whether to subordinate its ownership interest in the Leased Premises to such leasehold mortgage or lien and unless such approval is given, any permitted leasehold mortgage or lien shall be subordinate to the ownership interest of SJTA in the Leased Premises.

SECTION 9. ALTERATIONS AND ADDITIONS TO IMPROVEMENTS

9.01 After the initial construction of the Improvements, Global shall not make or cause to be made or allow to be made any alterations, additions or improvements to the Leased Premises or the Improvements without first having obtained the prior written consent of SJTA which consent, shall be at the SJTA’s sole discretion.. Any alterations, additions and improvements which are made shall not change the character of the Leased Premises or the Improvements, nor be detrimental to the structural integrity of the Improvements. All such alterations, additions and improvements shall be performed at the sole cost and expense of Global and in a good and workmanlike manner and shall be expeditiously completed in compliance with all applicable laws.

SECTION 10. OWNERSHIP OF IMPROVEMENTS AND PERSONAL PROPERTY

10.01 All permanently installed improvements which Global may construct or cause to be constructed upon the Leased Premises shall be owned for all purposes (including federal and state income tax ownership) by Global and not by SJTA, except that upon the expiration or termination of this Lease, the permanently installed improvements shall become the property of SJTA. Global shall retain ownership of all trade fixtures and business equipment and furnishings from time to time installed on the Leased Premises at its expense. Global may remove any of such fixtures, equipment or furnishings not permanently installed at any time during the term of the Lease and shall remove all such property from the Leased Premises prior to the expiration of the term of the Lease. Global shall repair at its expense any damage caused to the Leased Premises as a result of the removal of such property.

SECTION 11. GLOBAL’S OPERATIONAL AND MAINTENANCE OBLIGATIONS

11.01 Global, at its sole cost and expense shall operate and maintain in good repair the Improvements on the Leased Premises for the entirety of the term of the Lease. Except as otherwise provided herein, Global shall be responsible, at its own expense, for compliance with the applicable rules and regulations of the New Jersey Department of Environmental Protection, as well as the rules and regulations of any federal, state, county or municipal body or agency having jurisdiction over the operation of the Improvements. All such maintenance, repairs and replacements shall be of quality equal to the original in materials and workmanship.

11.02 SJTA’s authorized agents may, at any reasonable time, with reasonable notice where possible, enter upon the Leased Premises to determine if maintenance satisfactory to SJTA is being done. In the event SJTA’s agent or agents determine that maintenance is not reasonably satisfactory, then SJTA agrees to notify Global to this effect in writing. Upon receipt of such notice, Global shall immediately commence and diligently pursue corrective measures.

11.03 Global shall provide or cause to be provided a complete and proper arrangement of the adequate handling, storage and disposal, on site and away from the Airport, of all oil, gas and refuse caused as a result of the operations conducted on the Leased Premises. Global shall provide and use suitably covered metal receptacles for all such refuse and comply with all state and federal environmental and all applicable laws pertaining to the storage and disposal of oil, gas and refuse. Piling of boxes, cartons, barrels or other similar items in an unsightly or unsafe manner on or about the Leased Premises is not permitted. Global’s handling of refuse and garbage shall comply with the Plant Protection Act, 7 U.S.C. sections 7701 et. seq., the Animal Health Protection Act 7 U.S.C. sections 8301 et. seq. and the federal regulations at title 7 CFR 330.400 through 330.403 and Title 9 CFR 94.5.

SECTION 12. GLOBAL’S ADDITIONAL OBLIGATIONS

12.01 Global covenants and agrees that with respect to all rights and privileges granted under this Lease and in addition to its other obligations under this Lease:

(a) To pay all charges for all utilities consumed on the Leased Premises during the term of this Lease at regularly established rates.

(b) To surrender the Leased Premises upon the expiration of this Lease in the condition in which they were required to be kept, reasonable wear and tear excepted.

(c) To observe and comply with any and all requirements of public authorities who have jurisdiction over the Improvements, the Leased Premises, the operations on the Leased Premises and/or the Airport and with all federal, state or local statutes, ordinances, regulations and standards applicable to Global or its use of the Leased Premises and/or the Airport including, but not limited to FAA regulations, reasonable rules, regulations and operating directives promulgated from time to time by or at the direction of SJTA for administration of the Airport, including but not limited to the Airport Security Plan and the Airport’s Minimum Standards, all as amended from time to time.

(d) Should taxes ever be assessed by any government authority upon the land, or upon any building or other improvement erected or installed on the Leased Premises, such taxes shall be the obligation of Global. Nothing stated herein shall prevent Global or SJTA, jointly or severally, from contesting such a tax, and Global shall do whatever is necessary to prevent a tax lien or certificate on the Leased Premises during such a contest.

(e) To comply with all laws of the United States of America and the State of New Jersey, as well as all rules and regulations of SJTA.

(f) To procure and keep in force during the term of this Lease all necessary occupational licenses and permits as are required for Global’s operation of the Improvements on the Leased Premises.

(g) To use the Leased Premises only for the purposes hereinbefore described, unless Global receives the prior written consent of SJTA to use the premises for other purposes.

(h) To allow SJTA free access to the Leased Premises at all reasonable times for the purpose of examining the same and seeing that the covenants and conditions of this Lease are being performed by Global. SJTA shall have the right to enter the Leased Premises at any time in the event of an emergency. The determination of an emergency shall be at the sole discretion of SJTA.

SECTION 13. CONDUCT OF BUSINESS

13.01 Global shall exercise reasonable efforts to conduct its operations in an orderly and proper manner, so as not to, considering the nature of such operation, unreasonably annoy, endanger or be offensive to others at the Airport.

13.02 Global shall exercise reasonable efforts to control the conduct, demeanor and appearance of its officers, agents, and employees, so that a reasonable person would not find their conduct, demeanor or appearance objectionable. Upon objection from SJTA that Global has failed to exercise said efforts to control the conduct, demeanor and appearance of its officers, agents, and employees, Global shall immediately take all lawful steps necessary to remove the cause of the objection. If SJTA shall so request, Global agrees to supply and require its employees to wear or carry badges or other suitable means of identification, which shall be subject to the prior and continuing approval of the director of the Airport.

13.03 It is intended that the standards and obligations imposed by this section shall be maintained or complied with by Global in addition to its compliance with all applicable federal, state and municipal laws, ordinances and regulations. In the event any of said laws, ordinances or regulations shall be more stringent than SJTA’s standards and obligations, Global agrees that it will comply with the more stringent laws, ordinances and regulations. Changes in such laws or regulations are not grounds for termination of this Lease.

13.04 Global shall promptly observe, comply with and execute the provisions of any and all present and future rules, regulations, requirements, orders and directions of the National Fire Protection Association and the Fire Insurance Organization of New Jersey, or of any other board or organization exercising, or which may exercise similar functions, which may pertain or apply to the operations of Global on the Leased Premises.

13.05 If by reason of any failure on the part of Global to comply with the provisions of this section, any fire insurance, extended coverage or other insurance rate on the Leased Premises or any part thereof, or on the Airport or any part thereof, shall at any time be higher than it otherwise would be, then Global shall pay to SJTA that part of all premiums paid by SJTA which shall have been charged because of such violation or failure by Global.

13.06 In connection with the conduct of Global’s business, Global shall use its best efforts in every proper manner to maintain, develop and increase the business conducted by it hereunder and to not divert, cause or allow to be diverted any business from the Airport.

13.07 Global further agrees that it shall operate, use and maintain the Leased Premises in such manner that there will be at all times a minimum of air pollution, water pollution or any other type of pollution arising out of, or resulting from the operation, use or maintenance of the Leased Premises by Global, and from the operations of Global under this Lease.

13.08 Global shall, within twenty- four (24) hours of discovery, notify SJTA in writing of any condition which is discovered by Global involving hazardous waste, pollution or drainage.

13.09 Global shall be solely responsible for compliance with the provisions of this section and no act or omission of SJTA shall relieve Global of such responsibility.

13.10 Global shall not cause or permit to be caused or produced upon the Leased Premises, or to permit the same or to emanate therefrom, any unusual, noxious or objectionable smokes, gases, vapor or odors, considering the extent and type of operations of Global.

13.11 Global shall not do or permit to be done any act or thing upon the Leased Premises which: (a) will invalidate or conflict with any fire insurance policies covering the Leased Premises or any part thereof; or the Airport or any part thereof; or (b) in the opinion of SJTA, may constitute a hazardous condition so as to increase the risks normally attendant upon the operations permitted by this Agreement.

SECTION 14. CASUALTY INSURANCE AND CASUALTY LOSSES.

14.01 To safeguard the interest and property of SJTA, Global, at its sole cost and expense, shall procure and maintain throughout the term of this Lease insurance protection for all risk coverage on the structure and improvements constructed on the Leased Premises to the extent of one hundred (100%) percent of the actual replacement cost thereof. Such insurance shall be written by insurers of recognized financial standing approved by SJTA, which approval shall not be unreasonably withheld or delayed. Such insurance shall name SJTA and The Firm as additional insureds and loss payees and provide for sixty (60) days’ notice of cancellation or material change by registered mail to the address provided in this Lease. Global agrees that any insurance paid for damage to the structure and improvements on the Leased Premises shall be paid to SJTA by the insurance company. The property loss insurance proceeds will be held by SJTA and paid to Global for the repair or replacement of the damaged structure or improvements in accordance with this Section.

14.02 Global shall provide certificates of insurance evidencing the existence of all insurance required to be maintained prior to the inception of the lease term. If Global fails to maintain such insurance as above provided, SJTA, at its option, may take out such insurance and charge the cost thereof to Global, plus five (5%) percent, or SJTA may give notice of a default hereunder if Global fails to provide said certificates of insurance within ten (10) days following receipt of notice from SJTA.

14.03 Global, at its sole cost and expense, shall procure and maintain insurance protection for all risk coverage, for all Trade Fixtures and for all personal property on the Leased Premises, and as well as improvements thereon.

14.04 If all or a portion of the facilities owned by SJTA are partially damaged by fire, explosion, the elements, the public enemy or other casualty, but not rendered unusable, the same will be repaired with due diligence by Global.

14.05 If damage to the Improvements shall be so extensive as to render the Improvements unusable by Global, but capable of being repaired in one hundred eighty (180) days, the same shall be repaired with due diligence by Global and the rent payable herein shall abate from the time of such damage until such time as the facilities are fully restored and certified by SJTA’s engineers as ready for occupancy.

14.06 In the event the Improvements on the Leased Premises are completely destroyed by fire, explosion, the elements, the public enemy or other casualty, or are so damaged that they are unusable and cannot be replaced for more than one hundred eighty (180) days, Global shall have the election of repairing or reconstructing such Improvements substantially as they were immediately prior to such casualty or in a new or modified design, subject to applicable building codes existing at the time of repairing or rebuilding, or not to repair or reconstruct the improvements. Global shall give SJTA written notice of its election hereunder within one hundred twenty (120) days after the occurrence of such casualty or the adjustment of the claim, whichever is later. In the event of damage or destruction to any of the improvements upon the Leased Premises, SJTA shall have no obligation to repair or rebuild the improvements or any fixtures, equipment or other personal property installed by Global pursuant to this Lease. Global agrees that any repair or reconstruction work will be promptly commenced and prosecuted to completion with due diligence subject to delays beyond Global’s control, In the event the Airport is damaged or destroyed, the obligation of Global to complete the repair or reconstruction of its facilities shall coincide with the re-opening of the Airport for general aviation service.

14.07 If Global elects to repair or reconstruct the damaged improvements to the extent that any loss is recouped by actual payment to SJTA of the proceeds of the insurance, the amount of such proceeds, together with any interest earned thereon, will be paid to Global to the extent necessary to cover Global’s costs of rebuilding or repairing the portion or all of the Leased Premises which have been damaged or destroyed. Such payment will be made by SJTA to Global in installments as work progresses; provided that as to each request for payment, Global shall certify by a responsible officer or authorized representative that the amounts requested are due and payable to its contractor for work completed and upon inspection by a SJTA contractor or engineer or agent of SJTA. Upon completion of all work, Global shall certify by a responsible officer or authorized representative that such rebuilding and repairs have been completed, that all costs in connection therewith have been paid by Global, and that said costs are fair and reasonable. Said certification shall also include an itemization of costs. If the insurance proceeds are not sufficient, Global agrees to bear and pay the deficiency including all deductibles. Nothing herein contained shall be deemed to release Global from any of its repair, maintenance or rebuilding obligations under this Lease.

14.08 In the event Global elects to repair or reconstruct as aforesaid, Global shall at its expense, replace and repair any and all personal property, including but not limited to fixtures and equipment, necessary to properly and adequately continue its airport business on the Airport, but in no event shall Global be obligated to provide equipment and fixtures in excess of those existing prior to such damage or destruction except for requirements of construction codes existing at the time of repair or replacement. There shall be no obligation on the part of SJTA to reimburse Global from the insurance proceeds for the loss or damage to personal property, included but not limited to fixtures and equipment, of Global.

14.09 In the event Global elects to repair or reconstruct as aforesaid, during such period of repair or replacement, the rent provided for in Section 7 herein shall be proportionately abated during the period from the date of such damage, destruction or loss until the same is repaired, replaced, restored or rebuilt, according to the portion of the improvements on the Leased Premises that are used only for repair or rebuilding of same. Such abatement shall not exceed the actual time required for arranging for and the performance of such work. The proportional amount of reduction of ground rent will be reasonably determined by SJTA at its sole discretion.

14.10 If Global shall elect not to repair or reconstruct the damaged improvements, Global shall, at its own cost and expense (unless otherwise reimbursable by insurance hereunder), remove all debris resulting from such damage to the Leased Premises, including foundations, concrete piers, pavements, etc., and restore the surface to a level condition at its original elevation. Upon completion of such debris removal and restoration, this Agreement shall terminate; however, only the unaccrued obligations of Global for ground rent shall cease, provided SJTA has received full payment of the insurance required under this Lease.

14.11 Notwithstanding the provisions of any other portion of this Section 14 or any other provision of this Lease, Global hereby waives any and all rights of recovery, claim, action, or cause of action against the SJTA and The Firm, their agents, officers and employees, for any losses or damage that may occur to the Leased Premises or facilities or the content therein by reason of fire, the elements or any other cause, regardless of the cause or origin, including negligence of SJTA and/or The Firm’ and their agents, officers, and employees; provided that such loss or damage could be insured under the terms of standard forms of fire and extended coverage insurance policies and Global actually insured the loss for the amounts required under this Agreement. Because this paragraph will preclude the assignment of any claim mentioned in it by way of subrogation (or otherwise) to an insurance company (or another person), Global agrees to immediately give to its insurance company, which has issued to its policies of fire and extended coverage insurance, written notice of the terms of its waiver contained in this paragraph and to have the insurance policies properly endorsed, if necessary, to prevent the invalidation of insurance coverages by reason of the waiver.

SECTION 15. OTHER INSURANCE

15.01 In addition to the casualty insurance required by Section 14, Global, its contractors and subcontractors shall provide, pay for and maintain with companies satisfactory to SJTA the additional types of insurance described herein. All insurance shall be from responsible insurance companies eligible to do business in the State of New Jersey with at least an A- rating. The required policies of insurance shall be construed in accordance with the laws of the State of New Jersey. All liability policies shall provide that SJTA is an additional insured as to the operations of Global under this Lease and shall also provide the severability of interest provision. Sixty (60) days’ written notice by registered or certified mail shall be given SJTA of any cancellation, intent not to renew, or reduction in the policies’ coverages, except in the application of the policy limits provisions. In the event of a reduction in any policy limit, Global shall take immediate steps to have it reinstated. All insurance coverages of Global shall be primary to any insurance or self-insurance programs carried by SJTA as to the specific coverages provided to SJTA in the polices required under this Lease. The insurance coverages and limits required shall be evidenced by properly executed certificates of insurance by the insurer. The certificate of insurance shall be personally or manually signed by the authorized representative of the insurance company shown in the certificate with proof that he/she is an authorized representative thereof. In addition, certified, true and exact copies of all insurance policies required shall be promptly provided to SJTA. The acceptance of delivery to SJTA of any certificate of insurance and the policies evidencing the insurance coverages and limits required in this Agreement does not constitute approval or agreement by SJTA that its insurance requirements have been met or that the insurance policies shown in the certificates of insurance are in compliance with these requirements. No operation under this Lease shall commence at the Leased Premises unless and until the required certificates of insurance are in effect and the written notice to proceed is issued to Global by SJTA.

15.02 The insurance coverages and limits required of Global under this Lease are designed to meet the minimum requirements of SJTA. They are not designed as a recommended insurance program for Global. Global alone shall be responsible for the sufficiency of its own insurance’ program. As to any question Global has concerning its exposure to loss under this Lease or the possible insurance coverages needed therefore, it should seek professional assistance. If the general liability required herein is to be issued or renewed on a “claims made” form as opposed to the “occurrence” form, the retroactive date for coverage shall be no later than the commencement date of the occupancy or operations of Global and shall provide that in the event of cancellation or non–renewal, the discovery period for insurance claims (tail coverage) shall be unlimited.

15.03 All of the required insurance coverages shall be issued as required by law and shall be endorsed where necessary to comply with the minimum requirements contained herein. Renewal certificates of insurance on SJTA’s form shall be provided to SJTA thirty (30) days prior to expiration of current coverages. Notwithstanding the foregoing, the wording of all policies, forms and endorsements must be acceptable to SJTA. Should at any time Global not maintain the insurance coverages required, SJTA may terminate or suspend this Agreement if Global fails to procure such insurance coverages within 10 days of receipt of written notice from SJTA.

15.04 The following are the required insurance and limits that shall be maintained by Global:

(a) Workers’ Compensation and Employees’ Liability Insurance shall be maintained by Global for all employees in accordance with the laws of the State of New Jersey. The limits of coverage shall not be less than: Workers’ Compensation—New Jersey Statutory Requirements Employers’ Liability

$500,000 each accident for bodily injury by accident; $500,000 each employee for bodily injury by disease; and $500,000 policy limit for bodily injury by disease

(b) Aircraft Liability Insurance, including all owned, non-owned and leased aircraft, including passenger liability (with no passenger limitation). The limits of coverage shall not be less than:

Bodily Injury and Property Damage Liability – twenty-five million ($25,000,000) dollars combined single limit each occurrence

(c) General Liability Insurance, including, but not limited to, premises personal injury, contractual, independent contractors, property damage, completed operations and products. Said policy shall not exclude coverage for the “Xi” (explosion), “C” (collapse).and “U”. (underground) property damage liability exposures. The limit of coverage shall not be less than:

Bodily Injury and Property Damage Liability – twenty-five million ($25,000,000) dollars combined single limit each occurrence

(d) Vehicle Liability Insurance shall be maintained by Global for the ownership, maintenance and use of all owned, non-owned, leased, hired or rented vehicles. The limit of coverage shall not be less than:

Bodily Injury and Property Damage Liability – twenty-five million ($25,000,00) dollars combined single limit each occurrence

(e) Environmental Impairment Liability Insurance Global shall provide Environmental Impairment Liability Insurance for the premises. The limit of coverage shall not be less than five million ($5,000,000) dollars.

(f) Hangar Keepers Insurance. Global shall provide Hangar Keepers Insurance for the premises. The limit of coverage shall not be less than twenty-five million ($25,000,000) dollars.

15.05 All insurance requirements and limits described in this section shall be provided by Global at all times during the term of this Agreement, unless such requirements are modified in writing by SJTA and Global.

SECTION 16. INDEMNIFICATION

16.01 Global agrees to indemnify fully, save and hold harmless SJTA and The Firm, their Commissioners, Directors, officers, employees, agents and representatives, from and against all losses, damages, claims, liabilities and causes of action of every kind, or character and nature, as well as costs and fees, including reasonable attorneys’ fees, expert fees and professional fees connected therewith, and the expense of the investigation thereof, based upon or arising out of damages or injuries to third persons or their property caused by the acts or omissions or negligence of Global and/ or the employees, agents, contractors or business invitees of Global. SJTA shall give to Global prompt and reasonable notice of any such claims or actions and Global shall have the right to investigate, compromise and defend the same to the extent of its own interest.

SECTION 17. GOVERNMENTAL REQUIREMENTS

17.01 Global shall procure all licenses, certificates, permits or other authorization from all governmental authorities, if any, having jurisdiction over Global’s operations on the Leased Premises which may be necessary for Global’s operations under this Lease.

17.02 Global shall pay all taxes, license, certification, permit and examination fees and excise taxes which may be assessed, levied, exacted or imposed on the Leased Premises or operation hereunder, or on the gross receipts or income to Global therefrom, and shall make all applications, reports and returns required in connection therewith.

17.03 Global’s obligations to comply with governmental requirements are provided herein for the purpose of assuring proper safeguards for the protection of persons and property at the Leased Premises.

SECTION 18. CONDEMNATION

18.01 In the event the Leased Premises or any part thereof shall be condemned and taken by any governmental agency or agencies for any purpose during the term of this Lease, or sold to such governmental agency in lieu of a taking, (collectively a “Condemnation”), any award which shall be made as a result of such Condemnation shall be paid to SJTA; provided, however, that

Global, consistent with its rights under applicable law, may appear in any such Condemnation proceeding and present its claims for damages arising from such Condemnation as the result of the taking of all or any part of Global’s leasehold interest hereunder, and Global shall be entitled to retain the portion of the award allocable to such leasehold interest.

18.02 Rent for that portion of the Leased Premises condemned shall be abated from the date that Global is dispossessed therefrom; provided, however, if all of the Leased Premises are condemned or if a portion of the Leased Premises is condemned and the remaining portion of the Leased Premises is insufficient for Global’s operations authorized hereunder in Global’s reasonable opinion, Global may terminate this Lease and its rent obligation hereunder effective as of the date it is dispossessed from the condemned portion (or effective as of a date thereafter and within ninety (90) days of the date of such dispossession) by giving SJTA thirty (30) days’ written notice of such termination.

SECTION 19. PATENTS— TRADEMARKS

19.01 Global represents that it is the owner of or fully authorized to use any and all services, processes, machines, articles, malts, names or slogans used by it in its operations under or in any way connected with this Lease. Global agrees to indemnify, save and hold SJTA, its Commissioners, Directors, officers, employees, agents and representatives free and harmless of and from any loss, liability, expense, suit or claim for damages in connection with any actual or alleged infringement of any patent, trademark or copyright, or arising from any alleged or actual unfair competition or other similar claim arising out of the operations of Global under or in any way connected with this Lease, whether or not such claims, demands, causes of action, liabilities, etc., are made or asserted before or after termination or expiration of this Lease and to include reasonable attorneys’ and other professional fees

SECTION 20. ADDITIONAL FEES, CHARGES, AND OBLIGATIONS

20.01 In addition to the rent and other amounts payable under the Lease, Global shall also pay to SJTA all regular fees imposed on Airport users according to SJTA’s established fee schedule(s), as such fees may change from time to time. SJTA’s current fee schedule is attached as Exhibit B.

20.02 If SJTA is required or elects to pay any sum or sums or incurs any obligations or expense by reason of: a) the failure, neglect or refusal of Global to perform or fulfill any one or more of the conditions or agreements contained in this Lease after notice from SJTA and failure to immediately perform or fulfill said conditions or agreements, or b) as a result of an act or omission of Global contrary to the said conditions and agreements, Global shall reimburse SJTA for the sum or sums so paid or the expense so incurred, including all interest, costs, damages and penalties within thirty (30) days of the date SJTA sends and invoice to Global for same.

SECTION 21. REMEDIES OF SJTA UPON DEFAULT BY GLOBAL

21.01 Upon the occurrence of any of the following events or at any time thereafter during the continuance thereof, SJTA may terminate the rights of Global under this Lease upon thirty (30) days’ written notice, such termination to be effective upon the date specified in such notice:

(a) Global shall become insolvent or shall take the benefit of any present or future insolvency statute, or shall make a general assignment for the benefit of creditors, or file a voluntary petition in bankruptcy or a petition or an answer seeking an arrangement or its reorganization or the readjustment of its indebtedness under the federal bankruptcy laws or under any other law or statute of the United States or of any State thereof or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its property; or

(b)    By order of decree of a court, Global shall be adjudged bankrupt, or an order shall be made approving a petitions filed by any of the creditors or by any of the stockholders of Global seeking its reorganization or the readjustment of its indebtedness under the federal bankruptcy laws or under any law or statute of the United States or of any State thereof; or

(c)    A petition under any part of the federal bankruptcy laws, or an action under any present or future insolvency law or statute shall be filed against Global and shall not be dismissed within sixty (60) days after the filing thereof, or

(d)    Except as may be expressly permitted in this Lease the interest of Global under this Lease shall be transferred to, pass to or devolve upon, by operation of law or otherwise, any other person, firm or corporation; or

(e)    Except as expressly permitted in this Lease, Global shall, without the prior written approval of SJTA, become a successor or merged corporation in a merger, a constituent corporation in a consolidation, or a corporation in dissolution; or

(f)    By or pursuant to, or under authority of any legislative act, resolution or rule, or any order or decree of any court or governmental board, agency or officer having jurisdiction, a receiver, trustee or liquidator, shall take possession or control of all or substantially all of the Leased Premises of Global and such possession or control shall continue in effect for a period of sixty (60) working days; or

(g)    Global shall voluntarily abandon, desert or vacate the Leased Premises or discontinue its operations at the Airport or, after exhausting or abandoning any right of further appeal, Global shall be prevented for a period of sixty (60) days by action of any governmental agency having jurisdiction thereof from conducting its operations at the Airport, regardless of the fault of Global; or

(h)    Any lien is filed against the Leased Premises because of any act or omission of Global; and is not removed or Global fails to diligently pursue the removal of said lien within forty-five (45) days after notice to Global thereof, or

(i)    Global shall fail to duly and punctually pay the fees, rent, or make any other payment required under the Lease when due to SJTA, and shall persist in its failure for a period of twenty (20) days following the receipt of written notice of such default from SJTA; or

(j) Global shall fail to keep, perform and observe each and every other promise and agreement set forth in this Lease on its part, within thirty (30) days after receipt of notice of default thereunder from SJTA (except where fulfillment of its obligation requires activity over a period of time and Global shall have commenced substantially to perform whatever may be required for fulfillment within thirty (30) days after receipt of notice and continues diligently such substantial performance without interruption, except for causes beyond its control).

21.02    In addition to the right of termination provided in Section 21.01 and any other right of termination provided for in this Lease, SJTA shall also have the right to pursue any additional rights or remedies SJTA would have at law or in equity consequent upon any breach of this Lease by Global. The exercise by SJTA of any right of termination shall be without prejudice to any other such rights and remedies.

SECTION 22. SURRENDER AND RIGHT OF RE-ENTRY

22.01    Global covenants and agrees to yield and deliver peaceably, promptly and in good condition to SJTA possession of the Leased Premises on the date of cessation of the Lease, whether such cessation be by termination, expiration or otherwise, except for reasonable wear which does not cause or tend to cause deterioration of the improvements or adversely affect the efficiency or proper utilization thereof, free and clear of liens and encumbrances made by or against Global, except as expressly provided herein.

22.02 SJTA shall, as an additional remedy upon the giving of a notice of termination as provided in Section 21 have the right to reenter the Leased Premises and every part thereof upon the effective date of termination without further notice of any kind, and may regain and resume possession either with or without the institution of summary or any other legal proceedings or otherwise. Such re-entry, or regaining or resumption of possession, however, shall not in any manner affect, alter or diminish any of the obligations of Global under this Lease and shall in no event constitute an acceptance of surrender.

SECTION 23. SURVIVAL OF THE OBLIGATIONS OF GLOBAL

23.01 In the event that the Lease shall have been terminated in accordance with a notice of termination as provided in Section 21 or in the event that SJTA has re-entered, regained or resumed possession of the Leased Premises in accordance with the provisions of Section 22, all the obligations of Global under this Lease shall survive such termination or cancellation, re-entry, regaining or resumption of possession and shall remain in full force and effect for the full term of this Lease. The amount or amounts of damages or deficiency shall become due and payable to SJTA to the same extent, at the same time or times, and in the same manner as if no termination, cancellation, re-entry, regaining or resumption of possession had taken place. SJTA may maintain separate actions each month to recover the damage or deficiency then due or at its option and, at any time, may sue to recover the full deficiency for the entire unexpired term of the Agreement.

SECTION 24. USE SUBSEQUENT TO CANCELLATION OR TERMINATION

24.01 SJTA, upon termination or cancellation pursuant to Section 21, or upon any re-entry, regaining or resumption of possession pursuant to Section 22 may occupy the Leased Premises or may enter into an agreement with another entity and shall have the right to permit any person, firm or corporation to enter upon the Leased Premises and to use the same. Such use may only be a part of the Leased Premises or of the entire Leased Premises, together with other Leased

Premises, for a period of time the same as or different from the balance of the term hereunder remaining and on terms and conditions the same as or different from those set forth in this Lease. SJTA shall also, upon said termination or cancellation, or upon said re-entry, regaining or resumption of possession, have the right to repair and to make structural other changes in the Leased Premises, including changes which alter the character of the Leased Premises and the suitability thereof for the purposes of Global under this Agreement, without affecting altering or diminishing the obligations of Global hereunder.

24.02 In the event of either use by others, or of any actual use and occupancy by SJTA, there shall be credited to the account of Global, against its survived obligations hereunder, any net amount remaining after deducting from the amount actually received from any user, licensee, permittee or other occupier in connection with the use of the said Leased Premises, or portion thereof, during the balance of the term of use and occupancy as the same is originally stated in this Lease, or from the market value of the occupancy of such portion of the Leased Premises as SJTA may itself during such period actually use and occupy, less all reasonable expenses, costs and disbursements incurred or paid by SJTA in connection therewith.

24.03 No such use and occupancy shall be or be construed to be an acceptance of a surrender of the Leased Premises, nor shall such use and occupancy constitute a waiver of any rights of SJTA hereunder. SJTA will use its best efforts to minimize damages to Global under this section commensurate with its obligations under this Agreement.

SECTION 25. LIMITATION OF RIGHTS AND PRIVILEGES GRANTED

25.01 No exclusive rights at the Airport are granted to Global by this Lease and no greater rights or privileges with respect to the use of the Leased Premises or any part thereof are granted or intended to be granted to Global by this Lease, or by any provision hereof, than the rights and privileges expressly and specifically granted hereby.

25.02 Global hereby irrevocably elects not to claim depreciation or an investment credit with respect to the Leased Premises for federal income tax or other purposes within the intendment of Section 142(bXl)(B). This election is binding on Global and any and all successors in interest under this Agreement.

SECTION 26. REMOVAL OF PERSONAL PROPERTY

26.01 Global shall have the right at any time during the term of this Lease to remove its equipment, inventories, removable fixtures and other personal property from the Leased Premises. If Global shall fail to remove its property on or before the termination or expiration of the term of this Lease, SJTA may remove such property to a public warehouse for deposit or retain the same in its own possession, all without insurance, and sell the same at public auction, the proceeds of which shall be applied first to the expense of removal, storage and sale and second, to any sums owed by Global to SJTA, with any balance remaining to be paid to Global; but if the expenses of such removal, storage and sale shall exceed the proceeds of sale, Global shall pay such excess to SJTA upon demand.

SECTION 27. ASSIGNMENT AND SUBLEASE

27.01 Global shall not transfer, assign or sublease all or any part of the Leased Premises or any rights or privileges conferred upon Global by this Lease without first obtaining the prior written consent of SJTA, which consent shall be at SJTA’s sole discretion. Global shall provide to the SJTA, sufficient documentation in the SJTA’s sole discretion, evidencing that the proposed assignee or subtenant is capable of performing all obligations under the Lease or the Sublease. Any permitted sublease tenant shall be subject to all of the same terms and conditions set forth in this Lease. Notwithstanding any sublease Global shall remain responsible for all obligations under this Lease. Global shall require the subtenant to comply with all Lease obligations under its respective sublease.

27.02 SJTA may assign the Lease to any operator of the Airport.

SECTION 28. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

28.01 Global shall obey, and shall cause all personnel employed by it, to obey all present or future regulations of SJTA and all State and Federal laws governing its operations on the Leased Premises, together with any and all rules and regulations of any State, Federal or municipal agency, commission, body or officer having jurisdiction over the Airport, or over any business conducted thereon by Global.

SECTION 29. COVENANTS OF QUIET POSSESSION,

REPRESENTATIONS & WARRANTIES

29.01 SJTA agrees and warrants that it will, throughout the term of this Lease, and of any extensions thereof, subject only to the specific exceptions, conditions and provisions contained herein, preserve and maintain Global in possession of the Leased Premises.

29.02 SJTA hereby covenants and warrants that it has full and lawful right and authority to enter into this Lease for the full term hereof, and further that SJTA is lawfully seized of the Leased Premises and has good title thereto.

29.03 SJTA covenants and warrants that it will at all time maintain and operate a good and secure Airport, and SJTA shall maintain and operate the Airport in compliance with all rules, regulations, statutes, orders, directives, or other mandates of the United States of America or of the State of New Jersey.

29.04 This Lease is expressly entered into by SJTA, and the rights of Global under the Lease are expressly subject to the following exceptions and conditions:

(a) To all rights of the United States of America to take over the Airport (including the Leased Premises), in whole or in part, regardless of the source of such right, but Global retains and reserves all legal rights it may have to seek compensation for and to recover from the United States of America, or any agency thereof, the value of the loss of its leasehold interest to the full extent permitted under this Agreement;

(b) To all applicable Federal, State and local rules and regulations, and subject to all rules and regulations heretofore established for the conduct and operation of the Airport by SJTA, as well as all such reasonable rules and regulations hereafter adopted; and

(c) To any existing easements for radar lines, rights-of-way lines, sanitary or storm sewers, and other’ encumbrances of record, upon or across the Leased Premises.

SECTION 30. REMEDIES OF GLOBAL UPON DEFAULT BY SJTA

30.01 In the event that SJTA fails to keep, perform its material obligations as set forth in this Lease, within thirty (30) days after receipt of written notice of default thereunder from Global (except where fulfillment of its obligation requires activity over a longer period of time and SJTA shall have commenced substantially to perform whatever way be required for fulfillment within thirty (30) days after receipt of written notice and continues such performance without interruption except for causes beyond its control), Global shall have such remedies as are provided at law and at equity consequent upon any breach of this Lease by SJTA.

30.02 No waiver by Global of any default on the part of SJTA in performance of any of the terms, covenants or conditions hereto to be performed, kept or observed by SJTA shall be or be construed to be a waiver by Global of any other or subsequent default in performance of any of the valid terms, agreements and conditions.

SECTION 31. NO LIENS

31.01 Global shall pay for all labor done or materials furnished in the repair, replacement, development or improvement of the Leased Premises by Global and shall keep said Leased Premises free and clear of any lien or encumbrance of any kind whatsoever created by Global’s act or omission.

SECTION 32. HAZARDOUS SUBSTANCES

32.01 Except as consistent with the usual practices of an operator of the uses permitted on Section 6 and subject to the requirements of this Lease, no goods, merchandise or materials shall be kept, stored or sold in or on the Leased Premises or facilities which are explosive or hazardous; and no offensive or dangerous trade, business or occupation shall be carried on therein or thereon.

SECTION 33. WAIVERS

33.01 No waiver by SJTA at any time of any of the terms, conditions, covenants or agreements of this Lease, or noncompliance therewith, shall be deemed or taken as a waiver at any time thereafter of the same or any other term, condition, covenant or agreement herein contained, nor of the strict and prompt performance thereof by Global. No delay, failure or omission of SJTA to re-enter the Leased Premises or to exercise any right, power, privilege or option arising from any default, nor subsequent acceptance of fees then or thereafter accrued, shall impair any such right, power, privilege or option, or be construed to be a waiver of any such default or relinquishment thereof, or acquiescence therein. No notice by SJTA shall be required to restore or revive time as of the essence hereof after waiver by SJTA or default in one or more instances. No option, right, power, remedy or privilege of SJTA shall be construed as being exhausted or discharged by the exercise thereof in one or more instances. It is agreed that each and all of the rights, powers, options or remedies given to SJTA by this Agreement are cumulative and no one of them shall be exclusive of the other or exclusive of any remedies provided by law, and that the exercise of one right, power, option or remedy by SJTA shall not impair its rights to any other right, power, option or remedy.

SECTION 34. WAIVER OF CLAIMS

34.01 Global hereby waives any and all claims against SJTA and its Commissioners, Directors, officers, employees, agents and representatives for loss of anticipated profits that is caused by any suit or proceeding directly or indirectly attacking the validity of this Lease, or any part thereof, or by any judgment or award in any suit or proceeding declaring this Lease null, void or voidable, or delaying the same, or any part hereof, from being carried out.

SECTION 35. FIRE AND POLICE PROTECTION

35.01 SJTA shall provide, or cause to be provided, during the term, all proper and appropriate public fire and police protection similar to that afforded to other users at the Airport, and it will issue and enforce rules and regulations with respect thereto for all portions of the Airport. Global shall have the right, but shall not be obligated, to provide such additional or supplemental public protection as it may desire, but such right, whether or not exercised by Global, shall not in any way be construed to limit or reduce the obligations of SJTA. Any supplemental public protection company used by Global must be approved in advance in writing by SJTA which approval shall not be unreasonably withheld or delayed.

SECTION 36. PUBLIC USE AND FEDERAL GRANTS, NONDISCRIMINATION

36.01 Grant agreements. The Leased Premises, the Airport and Global’s rights under the Lease are subject to the terms of those certain sponsor’s assurances made to guarantee the public use of the Airport as incidental to grant agreements between SJTA and the United States of America, as amended, and the deed from the City of Atlantic City, predecessor in title to the Leased Premises, and SJTA represents that none of the provisions of this Lease violate any of the provisions of the Sponsor’s Assurance Agreement or said deed.

36.02 Non-exclusive rights. It is further covenanted and agreed that nothing contained in this Lease shall be construed to grant or authorize the granting of an exclusive right within the meaning of Section 308 of the Federal Aviation Act of 1958.

36.03 Right to develop Airport. It is further covenanted and agreed that SJTA reserves the right to further develop or improve the Airport, as well as all landing areas and taxiways, as it may see fit in its sole discretion, regardless of the desires or views of Global and without interference or hindrance.

36.04 Subordination of Agreement. Global covenants and agrees that this Lease shall be subordinate to the provisions of any existing or future agreements between SJTA and the United States Government relative to the operations or maintenance of the Airport, the execution of which has been or will be required as a condition precedent to the granting of Federal funds for the development of the Airport to the extent that the provisions of any such existing or future agreements are generally required by the United States at other civil airports receiving Federal funds; and provided that SJTA agrees to give Global written notice in advance of the execution of such agreements and of any provisions which will modify the terms of this Agreement.

36.05 Nondiscrimination. Global, for itself, its officers, agents, insurers, successors in interest and assigns, as a part of the consideration hereof, does hereby covenant and agree, as a covenant running with the land, that:

(a) No person on the grounds of age, race, creed, color, national origin, ancestry, marital status, sex or affectional or sexual orientation shall be excluded from participation in, denied the benefits of; or otherwise be subjected to discrimination in the use of the Leased Premises;

(b) That in the construction of any improvements on, over or under such Leased Premises and the furnishing of services thereon, no person on the grounds of age, race, creed, color, national origin, ancestry, marital status, sex or affectional or sexual orientation shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination;

(c) Global shall use the Leased Premises in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Nondiscrimination in Federally-assisted Programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act —of 1964, and as said regulations may be amended.

(d) That in the event of breach of any of the above nondiscrimination covenants, SJTA shall have the right to re-enter said Leased Premises and said Leased Premises shall thereupon revert to, and vest in and become the absolute property of SJTA and its assigns. This provision shall not be effective until the procedures of Title 49. Code of the Federal Regulations, Part 21, are followed and completed, including exercise or expiration to appeal rights.

(e) Global assures that it will undertake an affirmative action program as required by 14 CFR Part 152, Subpart E, to ensure that no person shall on the grounds of age, race, creed, color, national origin, ancestry, marital status or sex be excluded from participating in any employment activities covered by 14 CFR Part 152, Subpart E. Global assures that no person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by this subpart. Global assures that it will require that its covered suborganizations provide assurances to Global that they similarly will undertake affirmative action programs and that they will require assurances from their suborganizations, as required by 14 CFR Part 152, Subpart E, to the same effect.

36.05 Right to amend. In the event that the Federal Aviation Administration or its successors requires modifications or changes in this Lease as a condition precedent to the granting of funds for the improvement of the Airport, Global agrees to consent to such amendments, modifications, revisions, supplements or deletions of any of the terms, conditions or requirements of this Lease as may be reasonably required to obtain such funds; provided, however, that in no event will Global be required, pursuant to this section, to agree to an increase in the fees provided for hereunder, to a change in the use, to a reduction in size of the Leased Premises, or to a material reduction in the privileges and rights granted under this Agreement.

SECTION 37. REGULATIONS OF SJTA; COMPLIANCE WITH LAWS,

RULES AND REGULATIONS

37.01 The occupancy and use by Global of the Leased Premises and the rights herein conferred upon Global shall be subject to valid rules and regulations as are now or may hereafter be prescribed by SJTA through the lawful exercise of its powers and subject to the minimum standards adopted by SJTA; provided, however, that no such rule or regulation shall be of such nature as to substantially interfere with or cause any substantial derogation or infringement with or upon the rights and privileges herein in this Agreement granted to Global, Global shall be given thirty (30) days’ advance written notice of any proposed changes or additions to such rules and regulations and an opportunity to be heard thereon. Except for the aforementioned provisions stated herein, the right of SJTA to amend its minimum standards shall be absolute and in SJTA’s sole discretion.

SECTION 38. TERMS BINDING UPON SUCCESSORS

38.01 All the terms, conditions and covenants of this Lease shall inure to the benefit of and be binding upon the successors and assigns of the Parties hereto. The provisions of this section shall not be deemed as a waiver of any of the conditions against assignment hereinbefore set forth.

SECTION 39. NOTICES

39.01 All notices provided for herein shall be in writing. Notices may be hand delivered, sent by overnight mail or sent by certified mail, RRR. Notices sent by hand delivery and by overnight mail shall be effective upon receipt. Notices sent by certified mail, RRR shall be deemed effective on the third calendar day after mailing.

39.02 Any notice permitted or required to be served upon Global may be served upon it at:

GLOBAL CROSSING AIRLINES

Building 5A, 4200 NW 36th Street

Miami Int’l Airport, Miami FL 33166

39.03 If Global shall give notice in writing to SJTA of any change in the above address, then and in such event, such notice shall be given to Global at such substituted address.

39.04 Any notice permitted or required to be served upon SJTA may be served it at:

Atlantic City International Airport, Suite 106

101 Airport Road

Egg Harbor Township, NJ 08234

ATTN: Airport Director

39.05 If SJTA shall give notice in writing to Global of any change in said address, then in such event, such notice shall be given to SJTA at such substituted address.

SECTION 40. BROKERAGE

40.01 Global represents and warrants that no broker has been involved on its behalf in the negotiation of this Lease and that there is no such broker who is or may be entitled to be paid a commission in connection with this Lease. Global shall indemnify and save harmless SJTA from any claim for commission or brokerage made by any such broker when such claim is based, in whole or in part, upon any act or omission of Global, whether or not such claims, demands, causes of action, liabilities, etc., are made or asserted before or after termination or expiration of this Lease. Global shall reimburse SJTA all expenses incurred by SJTA, to include ‘reasonable attorneys’ and other professional fees, to investigate and defend any claim made against SJTA for a brokerage fee as a result of this Lease.

SECTION 41. AGREEMENT MADE IN NEW JERSEY, JURISDICTION

41.01 This Agreement has been made in and shall be construed in accordance with the laws of the State of New Jersey. Jurisdiction lies in the state or federal court of the State of New Jersey. All duties, obligations and liabilities of SJTA and Global with respect to the Leased Premises are expressly set forth herein, and this Agreement can only be amended in writing and agreed to by both Parties.

SECTION 42. HEADINGS

42.01 The section and subsection headings contained herein are for convenience in reference and are not intended to define or limit the scope of any provision of this Lease.

SECTION 43. ENTIRE AGREEMENT

43.01 The foregoing constitutes the entire agreement of the Parties on the subject matter hereof. The Lease may not be changed, modified, discharged or extended except by written instrument duly executed by SJTA and Global. Global agrees that no representations or warranties shall be binding upon SJTA unless expressed in writing in this Lease.

IN WITNESS WHEREOF, the Parties hereto have set their hands and seals the day and year first written above.

Witness/Attest	SOUTH JERSEY TRANSPORTATION AUTHORITY

	By:	/s/ Stephen F. Dougherty
Title: Stephen F. Dougherty
Date: Executive Director

Witness/Attest	GLOBAL CROSSING AIRLINES, INC.

/s/ Ryan Goepel	By:	/s/ Edward J Wegel
Ryan Goepel		Title: Chairman / CEO
CFO		Date: July 21, 2020

EXHIBIT A

EXHIBIT B

South Jersey Transportation Authority

Atlantic City International Airport

Airline Rates & Charges

Effective-1/1/2020

	Signatory	Non-Siqnatory
Terminal Building Rent	$28.59	$32.15 per square foot
Landing Fee	$1.55	$1.88 per 1,000 lbs. MGLW
Landing Fee - Diversions	$1.55	$2.35 per 1,000 lbs. MGLW
Ramp Fee	$1.56	Not Applicable per 1,000 lbs. MGLW
Terminal Use Fee	Not Applicable	Per Exhibit B
Loading Bridge Fee	$15 PER TURN AFTER 91 el FLIGHT Arrival	$15.00 per turn
(LBF for Signatory included in Ramp Fee)

Security Fee
2020	$0.25	$0.31	per enplaned passenger
2021	$0.50	$0.63	per enplaned passenger
2022	$0.75	$0.94	per enplaned passenger
2023	$1.00	$1.25	per enplaned passenger
Unimproved Land Rent	$10.00	$10.00	per square foot
Passenger Facility Charge	$4.50	$4.50	per enplaned passenger

Discount Programs for Scheduled Service

Scheduled Service-Ramp Fee Discount
0-70 Arrivals per week	0% discount
71-77 Arrivals per week	25% discount
78-84 Arrivals per week	50% discount
85-91 Arrivals per week	75% discount
92+Arrivals per week	100% discount

Fuel Flowage Fee Discount
1-250,000 Gallons purchased	$0.03 per gallon
250,001-500,000 Gallons purchased	$0.025 per gallon
500,001-750,000 Gallons purchased	$0.020 per gallon
750,000 + Gallons purchased	$0.015 per gallon

Other Fees
Federal Inspection Services	per schedule
Utilities	proportionate share

Aircraft Parking Fee

Signatory Airlines will be assessed an aircraft parking fee when remaining on the ramp beyond 12 hours or remaining overnight between the hours of 2100 and 0300.

AIRCRAFT SIZE	0-12 HOURS OR FRACTION	13-24 HOURS OR FRACTION	ADDL 24 HOURS OR FRACTION
0-50,001 MGLW	$10.00	$22.50	$15.63
50,002 + MGLW(per1,000 lbs)	$0.211	$0.473	$0.329

Definitions

Signatory Airline- A certified scheduled service airline utitilizing aircraft with a seating capacity of 31 seats or more that has signed a lease (or permit) for a minimum rental of 500 square feet for a least one (1) year and has at least one daily departure and/or guarantees 217 available seats per week for the duration of the service agreed upon while maintaining minimum service levels agreed upon during the term of its agreement (the “Signatory Airline Requirements”).

Landing - any landing at the Airport by an aircraft, but does not include a landing by an aircraft that returns to the airport because of weather, mechanical, operational, or other emergency or precautionary reasons.

Resolutions: 2002-38, 2002-59, 2004-84, 2009-136, 2010-81

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